Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230196
CALCULATION OF REGISTRATION FEE
Title of Each Class of Security to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security / Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	1,150,000	$1,782,500,000.00	$165,237.75
(1)	Includes 150,000 shares that the underwriters have an option to purchase from the registrant.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 11, 2019)
1,000,000 Shares

MercadoLibre, Inc.
1,000,000 Common Stock
We are offering 1,000,000 shares of our common stock. Our common stock is listed on The Nasdaq Global Select Market, or NASDAQ, under the symbol “MELI.” On November 12, 2021, the last reported sales price of our common stock on NASDAQ was $1,597.15 per share.
Investing in our common stock involves risks. See “Risk Factors” on page S-9 of this prospectus supplement.
PRICE $1,550.00 A SHARE
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to the Company, Before Expenses
Per share	$1,550.00	$29.48	$1,520.52
Total	$1,550,000,000.00	$29,480,000.00	$1,520,520,000.00
(1)	See “Underwriters” beginning on page S-16 for additional information regarding underwriting discounts, commissions and estimated expenses.
We have granted the underwriters an option to purchase a maximum of 150,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Delivery of the shares of common stock will be made on or about November 18, 2021.
Morgan Stanley	J.P. Morgan	Goldman Sachs & Co. LLC
Prospectus Supplement dated November 15, 2021

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated therein, before buying any of the securities being offered under this prospectus supplement. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and documents incorporated by reference therein.
We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, and any related free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” in the accompanying prospectus.
This communication is only being distributed to and is only directed at:
(i)	persons who are outside the United Kingdom;
(ii)	investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or
(iii)
high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”).

The shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire shares of our common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Unless expressly indicated or the context suggests otherwise, references in this prospectus to “MercadoLibre,” the “Company,” “we,” “us” and “our” refer to MercadoLibre, Inc. and its consolidated subsidiaries.
S-ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference in this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information filed subsequently with the SEC will automatically update and supersede the information incorporated by reference in this prospectus supplement and the accompanying prospectus as well as the information contained in this prospectus supplement and the accompanying prospectus. Therefore, before you decide to invest in a particular offering under this prospectus supplement and the accompanying prospectus, you should check for reports we may have filed with the SEC after the date of this prospectus supplement and the accompanying prospectus. Information that is furnished, rather than filed, on our Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus. We incorporate by reference in this prospectus supplement and the accompanying prospectus the following information:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 (the “2020 Form 10-K”);
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 5, 2021;
•	our Quarterly Report on Form 10-Q for the quarter ended September 31, 2020, filed with the SEC on November 5, 2021; and
•
our Current Reports on Form 8-K filed with the SEC on May 5, 2021, June 9, 2021, June 10, 2021, August 10, 2021, November 8, 2021 and November 15, 2021 except, in any such cases, the portions furnished and not filed pursuant to Item 2.02, 7.01 or 9.01 or otherwise.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including any information “furnished” under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than “filed,” which information is not incorporated by reference herein) prior to the termination of the offerings under this prospectus supplement and the accompanying prospectus.
The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus.
Each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, may obtain a copy of any of the information that has been incorporated by reference in this prospectus, without charge, by written or oral request directed to:
MercadoLibre, Inc.
Attention: Investor Relations
WTC Free Zone
Dr. Luis Bonavita 1294, Of. 1733, Tower II,
Montevideo, Uruguay, 11300
(+598) 2927-2770
S-iii

PROSPECTUS SUPPLEMENT SUMMARY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. This summary does not contain all of the information you should consider before deciding to invest in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including each of the documents incorporated therein by reference, before making an investment decision. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement on page S-9, in the accompanying prospectus on page 6 and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2020. Unless otherwise stated, or the context otherwise requires, the information appearing in this Prospectus Supplement Summary (other than the information appearing under the captions “About MercadoLibre,” “The Offering” and “Summary Consolidated Financial Data”) is as of December 31, 2020.
You also should carefully read the information incorporated by reference into the accompanying prospectus, including our financial statements, and the other information in the exhibits to the registration statement of which the accompanying prospectus is a part.
About MercadoLibre
MercadoLibre, Inc. (together with its subsidiaries “us”, “we”, “our” or the “Company”) is the largest online commerce ecosystem in Latin America based on unique visitors and page views, and is present in 18 countries: Brazil, Argentina, Mexico, Chile, Colombia, Peru, Uruguay, Venezuela, Bolivia, Costa Rica, Dominican Republic, Ecuador, Guatemala, Honduras, Nicaragua, Panama, Paraguay and El Salvador. Our platform is designed to provide users with a complete portfolio of services to facilitate commercial transactions both digitally and offline.
We offer our users an ecosystem of six integrated e-commerce and digital payments services: the Mercado Libre Marketplace, the Mercado Pago FinTech platform, the Mercado Envios logistics service, the Mercado Libre Ads solution, the Mercado Libre Classifieds service and the Mercado Shops online storefronts solution.
Through our e-commerce platform, we provide buyers and sellers with a robust and safe environment that fosters the development of a large e-commerce community in Latin America, a region with a population of over 646 million people and with one of the fastest-growing Internet penetration and e-commerce growth rates in the world. We believe that we offer technological and commercial solutions that address the distinctive cultural and geographic challenges of operating a digital commerce platform in Latin America.
The Mercado Libre Marketplace is a fully-automated, topically-arranged and user-friendly online commerce platform, which can be accessed through our website and mobile app. This platform enables us when we act as sellers in our first party business, merchants and individuals to list merchandise and conduct sales and purchases digitally.
To complement the Mercado Libre Marketplace and enhance the user experience for our buyers and sellers, we developed Mercado Pago, an integrated digital payments solution. Mercado Pago was initially designed to facilitate transactions on Mercado Libre’s Marketplaces by providing a mechanism that allowed our users to securely, easily and promptly send and receive payments, but it is now a full ecosystem of financial technology solutions both in the digital and physical world. Our digital payments solution enables any Mercado Libre registered user to securely and easily send and receive digital payments and to pay for purchases made on any of Mercado Libre’s Marketplaces. Currently, Mercado Pago processes and settles all transactions on our Marketplaces in Brazil, Argentina, Mexico, Chile, Colombia and Uruguay, and is also available for our buyers and sellers in Peru.
Beyond facilitating Marketplace transactions, over the years we have expanded our array of Mercado Pago services to third parties outside Mercado Libre’s Marketplace. We began first by satisfying the growing demand for online-based payment solutions by providing merchants the necessary digital payment infrastructure for e-commerce to flourish in Latin America. Today, Mercado Pago’s digital payments business not only allows merchants to facilitate checkout and payment processes on their websites through a branded or white label solution or software development kits, but it also enables users to transfer money in a simple manner to each other through the Mercado Pago website or on Mercado Pago app. Through Mercado Pago, we brought trust to the merchant customer relationship, allowing online consumers to shop easily and safely, while giving them the confidence to share sensitive personal and financial data with us.
As we deployed our digitally-based payments solutions, we also observed that individuals and micro, small and medium-sized enterprises (“MSMEs”) in the physical world were being underserved or overlooked by incumbent payment providers and financial institutions in Latin America. Consequently, we are focused on expanding our FinTech offerings by growing our online-to-offline (“O2O”) products and services. We believe Mercado Pago is a powerful disruptive provider of end-to-end financial technology solutions that will generate financial inclusion for segments of the population that have been historically underserved and operate in the informal economy today.
In our main markets, we currently offer the following solutions:
•	In-store physical payments by selling mobile point of sale (“MPOS”) devices and quick response (“QR”) payment codes;
•	Digital payment solutions for utilities, mobile phone top up, peer-to-peer payments and more through our mobile wallet;
•	Pre-paid cards and debit cards for users to spend and withdraw their account balances from their Mercado Pago wallet, as well as co-branded credit cards in Argentina;
•	Merchant credits and consumer credits on and off the Mercado Libre Marketplace; and
•	A money market fund to invest balances stored on Mercado Pago accounts, which we market under the name Mercado Fondo.
The impact of the COVID-19 pandemic on the payments business had a positive effect on the majority of our online payment flows which benefited from the same tailwinds as our e-commerce business and helped offset certain negative impacts of the pandemic on our offline payment solutions which suffered as a result of the lockdowns imposed by the governments in Latin America and the resulting contracted physical footprint.
The Mercado Envios logistics solution enables sellers on our platform to utilize third-party carriers and other logistics service providers, while also providing them with fulfillment and warehousing services. The logistics services we offer are an integral part of our value proposition, as they reduce friction between buyers and sellers, and allow us to have greater control over the full user experience. Sellers that opt into our logistics solutions are not only able to offer a uniform and seamlessly integrated shipping experience to their buyers at competitive prices, but are also eligible to access shipping subsidies to offer free or discounted shipping for many of their sales on our Marketplaces. In 2020, we launched Meli Air with a fleet of dedicated aircrafts covering routes across Brazil and Mexico, which we expect will allow us to improve our delivery times. As of September 30, 2021, we also offer free shipping to buyers in Brazil, Argentina, Mexico, Chile, Colombia, Uruguay and Peru.
We launched Mercado Credito, our credit solution, in 2016 in Argentina and in 2017 in Brazil and Mexico. Mercado Credito leverages our user base, which is not only loyal and engaged, but has also been historically underserved or overlooked by financial institutions and suffers from a lack of access to credit. Facilitating credit is a key service overlay that enables us to further strengthen the engagement and lock-in rate of our users, while also generating additional touchpoints and incentives to use Mercado Pago as an end-to-end financial solution. Initially, we began offering credit to our merchants given our distribution capabilities and in-depth understanding of their sales on the Mercado Libre Marketplace. This has also allowed us to develop our own proprietary credit risk models with unique data that differentiate our scoring from traditional financial institutions, as we are able to leverage machine learning and artificial intelligence algorithms that we historically used for fraud prevention. Additionally, because our merchants’ business flows through Mercado Pago, we are able to collect principal and interest payments from their existing sales on Mercado Libre’s Marketplaces, meaningfully reducing the risk of uncollectability on the loans we originate to our merchants.
Having identified a similar opportunity to fill a gap in demand for credit, we began to originate working capital loans to merchants who adopt our MPOS solutions. Merchant credit to MPOS merchants was launched in Argentina and Brazil in 2018 and in Mexico in 2019.
Knowing that access to credit is an enabler for consumers when purchasing high-ticket items, in 2017 we began to extend consumer credit to our buyers as well, leveraging their existing data on Mercado Libre’s Marketplaces to proactively offer loans to them both on and off the marketplace. We introduced Mercado Credito for consumers in Argentina in 2017, in Brazil in 2018 and in Mexico in 2019. As we better understood consumer behavior on our Marketplace, we rolled out Mercado Credito to selected buyers in 2019 so that they could buy products and services off-platform in Argentina and Brazil. In 2020, we also rolled out this feature in Mexico.
Our credit business was initially impacted by the COVID-19 pandemic, particularly in the early stages of the pandemic. As the pandemic worsened and governments increasingly imposed lockdowns in April 2020, we slowed our pace of originations as a precautionary measure to manage our exposure to merchant and consumer credit risk. As the year progressed and our business began to accelerate again we were able to mitigate default rates due to the swift preventative measures we took in April 2020. Consequently, non-performing loans began to improve and we started increasing originations again. We entered the second half of 2020 with more data in our proprietary credit models, which helped us gain a better understanding of users. This understanding enabled us to more accurately predict their behavior and continue increasing the pace of originations while maintaining low levels of uncollectibility to date.
During the second half of 2018, we launched our asset management product for individuals in Argentina and for individuals and businesses in Brazil. More recently, in 2020, we launched the asset management product in Mexico. This product is a critical pillar to building our alternative two-sided network vision. It incentivizes our users to begin to fund their digital wallets with cash as opposed to credit or debit cards given that the return our product offers is greater than traditional checking accounts.
With a seamless onboarding, this product allows users to withdraw and use the value stored in their digital wallets at any given time through QR code in-store payments, pre-paid cards, or cash withdrawn from an ATM, without requiring that their funds be trapped in a money market fund or a certificate of deposit to obtain an equivalent return. This product is another way in which we continue to innovate, leveraging the rising trust in third-party e-commerce platforms and low levels of formal sector financial inclusion, which generate a unique opportunity for investment products aimed at users in Latin America who are unbanked or underbanked.
Our advertising platform, Mercado Ads, enables businesses to promote their products and services on the internet. Through our advertising platform, brands and sellers are able to display ads on our webpages through product searches, banner ads or suggested products. Our advertising platform enables merchants and brands to access the millions of consumers that are on our Marketplaces at any given time with the intent to purchase, which increases the likelihood of conversion.
Through Mercado Libre Classifieds, our online classified listing service, our users can also list and purchase motor vehicles, real estate and services in the countries where we operate. Classifieds listings differ from Marketplace listings as they only charge optional placement fees and not final value fees. Our classifieds pages are also a major source of traffic to our platform, benefitting both the commerce and FinTech businesses.
Our digital storefront solution, Mercado Shops, complements the services we offer, by allowing users to set up, manage and promote their own digital stores. These stores are hosted by Mercado Libre and offer integration with the rest of our ecosystem, namely our Marketplaces, payment services and logistics services. Users can create a store at no cost, and can access additional functionalities and value added services on commission.

Our Strategy
Our main focus is to serve people in Latin America by enabling wider access to retail, digital payments and e-commerce services, and by providing compelling technology-based solutions that democratize commerce and money, thus contributing to the development of a large and growing digital economy in a region with a population of over 646 million people and one of the fastest-growing e-commerce and internet penetration rates in the world.
We serve our buyers by giving them access to a broad and affordable variety of products and services, a selection we believe to be larger than otherwise available to them via other online and offline sources serving our Latin American markets. We believe we serve our sellers by giving them access to a larger and more geographically diverse user base at a lower overall cost and investment than offline venues serving our Latin American markets. Additionally, we provide payment settlement services and shipping solutions to facilitate such transactions, and advertising solutions to promote them. We also serve our users by making capital more accessible through different credit products and fostering entrepreneurship and social mobility, with the goal of creating significant value for our stakeholders.
More broadly, we strive to make inefficient markets more efficient through technology and in that process generate value for all our stakeholders.
To achieve these objectives, we intend to pursue the following strategies:
•
Continue to improve shopping experience for our users. We intend to continually enhance our e-commerce ecosystem in order to better serve individuals, brands, retailers and other businesses that want to buy or sell goods and services online in a convenient, simple and safe way. We are committed to continue investing in the development of new tools and technologies that facilitate web and mobile commerce on our platform. In line with our constant focus on innovation, a critical component of user experience is the vertical solutions that we offer across key categories. We will continue to focus on improving the functionality of our websites and apps, building a verticalized experience in key categories, driving increased usage of our payments and shipping solutions to deliver a more efficient and safe shopping experience and providing our users with the help of a dedicated customer support department. We will continue to focus on increasing purchase frequency and transaction volumes from our existing users, including the development of our Mercado Puntos loyalty program for frequent buyers.

•
Continue to grow our business and maintain market leadership. We focus on growing our business, achieving as many scale-related competitive advantages and strengthening our position as a preferred commerce and FinTech platform in each of the markets in which we operate. We also intend to grow our business and maintain our leadership by taking advantage of the expanding potential user base that has resulted from the growth of internet penetration rates in Latin America. We intend to achieve these goals through organic growth, by introducing our business in new countries and entering new category segments, by launching new transactional business lines, and through potential strategic acquisitions of key businesses and assets.

•
Expand into additional transactional service offerings. Our strategic focus is to enable online transactions of multiple types of goods and services throughout Latin America. Consequently, we strive to launch online transactional offerings in new product and service categories where we believe business opportunities exist. These new transactional offerings include, but are not limited to: (a) offering additional product categories in our marketplace, (b) expanding our presence in vehicle, real estate and services classifieds, (c) maximizing utilization of Mercado Pago on our platform and expanding off-platform in digital and offline transactions, (d) maximizing the value and usage of account money through investments in Mercado Fondo, (e) maximizing utilization of Mercado Envios, (f) expanding our Mercado Credito service, (g) offering enterprise software solutions to our online commerce business clients and (h) expanding our advertising offerings. We believe that a significant portion of our growth will be derived from these new or expanded product and service launches in the future.

•
Increase monetization of our transactions. We focus on improving the revenue generation capacity of our business by implementing initiatives designed to maximize the revenues we generate from transactions on our platform. Some of these initiatives include increasing our fee structure, selling advertising on our platform, offering other e-commerce services and expanding our fee-based features.

•
Take advantage of the natural synergies that exist among our services. We strive to leverage our various services and our Mercado Puntos loyalty program, to promote greater cross-usage and synergies, thereby creating a fully integrated ecosystem of e-commerce offerings. Consequently, we will continue to promote the adoption of our Mercado Envios logistics solution, our advertising solution, our Mercado Pago payments solution on our Marketplaces and reward our users for increased usage and engagement.

Offices
We are a Delaware corporation incorporated on October 15, 1999. Our registered office is located at 874 Walker Road, Suite C, Dover, Delaware. Our principal executive offices are located at WTC Free Zone, Dr. Luis Bonavita 1294, Of. 1733, Tower II, Montevideo, Uruguay, 11300.
Available Information
Our Internet address is www.mercadolibre.com. Our investor relations website is investor.mercadolibre.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are also available on our website and are available in print to any stockholder upon request in writing to MercadoLibre, Inc., Attention: Investor Relations, WTC Free Zone, Dr. Luis Bonavita 1294, Of. 1733, Tower II, Montevideo, Uruguay, 11300. Information on or connected to our website is neither part of nor incorporated into this prospectus supplement, the accompanying prospectus or any other SEC filings we make from time to time.

THE OFFERING
Common stock offered by the Company
1,000,000 shares of our common stock
Option to purchase additional shares of common stock
We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 150,000 additional shares of common stock. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase these additional shares.
Common stock outstanding prior to this offering
49,458,958 shares of our common stock
Use of proceeds
We expect to use the proceeds of this offering for general corporate purposes. See “Use of Proceeds” for additional information.
Risk factors
Investing in our common stock involves risk. See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Dividend policy
In the first quarter of 2018, our Board of Directors suspended the payment of dividends to shareholders. Any future dividends would be declared at the discretion of our Board of Directors and would depend on our earnings, our financial condition and other factors as our Board of Directors may deem relevant from time to time.
NASDAQ symbol
MELI
The number of shares of our outstanding common stock appearing above is as of November 12, 2021.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following summary consolidated financial data is qualified by reference to and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes in our 2020 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which are incorporated by reference into the accompanying prospectus. The results of operations for the nine-month period ended September 30, 2021 are not necessarily indicative of the results that might be expected for the full year ended December 31, 2021.
The figures in the table below are derived from our unaudited interim condensed consolidated financial statements as of and for the nine-month period ended September 30, 2021 and our audited consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018.
	Nine-month period ended September 30		Year Ended December 31,
(in millions)	2021(*)	2020(*)	2020(*)	2019(*)	2018(*)
Summary statement of income data:
Net revenues	4,938.6	2,646.2	3,973.5	2,296.3	1,439.7
Cost of net revenues	(2,786.8)	(1,426.0)	(2,264.3)	(1,194.2)	(742.6)
Gross profit	2,151.9	1,220.2	1,709.2	1,102.1	697.0
Operating expenses:
Product and technology development	(410.7)	(235.5)	(352.5)	(223.8)	(146.3)
Sales and marketing	(1,006.8)	(620.2)	(902.6)	(834.0)	(482.4)
General and administrative	(317.0)	(211.7)	(326.5)	(197.5)	(137.8)
Total operating expenses	(1,734.5)	(1,067.4)	(1,581.5)	(1,255.3)	(766.5)
Income/(Loss) from operations	417.4	152.8	127.7	(153.2)	(69.5)
Other income (expenses):
Interest income and other financial gains	84.6	80.1	102.8	113.5	42.0
Interest expense and other financial losses	(175.0)	(75.1)	(106.7)	(65.9)	(56.2)
Foreign currency gains/(loss)	(52.4)	(32.5)	(42.5)	(1.7)	18.2
Net income/(loss) before income tax (expense)/gain	274.6	125.3	81.3	(107.2)	(65.5)
Income tax (expense)/gain	(145.2)	(75.5)	(82.0)	(64.8)	28.9
Net income/(loss)	$129.4	$49.9	$(0.7)	$(172.0)	$(36.6)
(*)	The table above may not total due to rounding.
	Nine-month period ended September 30		At December 31,
(in millions, except for per share data)	2021	2020	2020	2019	2018
(Loss)/Earnings per share data:
Basic net/(loss) income available to common stockholders per common share	$2,60	$0.94	$(0.08)	$(3.71)	$(0.82)
Diluted net (loss)/income per common share	$2,60	$0.94	$(0.08)	$(3.71)	$(0.82)
Weighted average shares(1):
Basic	49,761,360	49,713,621	49,740,407	48,692,906	44,529,614
Diluted	49,761,360	49,713,621	49,740,407	48,692,906	44,529,614
(1)	Shares outstanding at September 30, 2021 were 49,458,958 and at December 31, 2020 were 49,869,727

	At September 30,	At December 31,
(in millions, except for per share data)	2021	2020	2019	2018
Balance sheet data:
Total assets	$6,800.0	6,526.3	4,781.7	$2,239.5
Non-current loans payables and other financial liabilities	1,970.4	860.9	631.4	602.2
Total liabilities	6,677.0	4,874.8	2,699.7	1,902.8
Net assets	123.0	1,651.6	2,082.0	336.7
Mandatorily redeemable convertible preferred stock	—	—	98.8	—
Common stock	0.05	0.05	0.05	0.05
Total equity	123.0	1,651.6	1,983.1	336.7
Cash dividends declared per share	$—	$—	$—	$—
Other Data
The following table includes seven key performance indicators, which are calculated as defined in the footnotes to the table. Each of these indicators provides a different measure of the level of activity on our platform, and we use them to monitor the performance of the business.
	Nine-month period ended September 30		Year Ended December 31,
(in millions)	2021	2020	2020	2019	2018
Other data:
Unique active users(1)	224.5	112.5	132.5	74.2	N/A
Gross merchandise volume(2)	$20,394.2	$14,361.4	$20,926.8	$13,997.4	$12,504.9
Number of successful items sold(3)	726.5	489.9	719.3	378.9	334.7
Number of successful items shipped(4)	686.4	435.2	649.2	306.9	221.7
Total payment volume(5)	$53,126.9	$33,814.8	$49,765.8	$28,389.9	$18,455.9
Total volume of payments on marketplace(6)	$19,673.1	$13,615.4	$19,951.4	$13,051.7	$11,274.5
Total payment transactions(7)	$2,225.6	$1,255.2	$1,914.5	$838.0	$389.3
Capital expenditures	$433.9	$166.8	$254.1	$141.4	$102.0
Depreciation and amortization	136.8	72.4	105.0	73.3	45.8
(*)	Figures have been calculated using rounded amounts. Growth calculations based on this table may not total due to rounding.
(1)
New or existing user who performed at least one of the following actions during the reported period: (1) made one purchase, or reservation, or asked one question or MercadoLibre Marketplace or Classified Marketplace (2) maintained an active listing on MercadoLibre Marketplace or Classified Marketplace (3) maintained an active account in Mercado Shops (4) made a payment, money transfer, collection and/or advance using Mercado Pago (5) maintained an outstanding credit line through Mercado Credito or (6) maintained a balance of more than $5 invested in a Mercado Fondo asset management account. Management uses this metric to evaluate the size of our community of users who interact with the ecosystem and of which we have the opportunity to generate further engagement. With the changes in our business we believe it provides a better indication of our active user base rather than a registration metric that does not reflect any sort of interaction.

(2)	Measure of the total U.S. dollar sum of all transactions completed through the MercadoLibre Marketplace, excluding Classifieds transactions.
(3)	Measure of the number of items that were sold/purchased through the MercadoLibre Marketplace, excluding Classifieds items.
(4)	Measure of the number of items that were shipped through our shipping service.
(5)	Measure of the total U.S. dollar sum of all transactions paid for using Mercado Pago, including marketplace and non-marketplace transactions.
(6)	Measure of the total U.S. dollar sum of all marketplace transactions paid for using Mercado Pago, excluding shipping and financing fees.
(7)	Measure of the number of all transactions paid for using Mercado Pago.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and “Item 1A-Risk Factors” in Part II of our Form 10-Q for the quarter ended March 30, 2021, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected, which could cause the trading price of our common stock to decline, and you could lose all or a part of your investment in our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA
Any statements made or implied in this prospectus supplement, the accompanying prospectus, and free writing prospectus we may prepare in connection with this offering or in the documents incorporated by reference in the accompanying prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and should be evaluated as such. The words “anticipate,” “believe,” “expect,” “intend,” “plan,” “estimate,” “target,” “project,” “should,” “may,” “could,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate and their possible impact on our business, and the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:
•	our expectations regarding the continued growth of e-commerce and Internet usage in Latin America;
•	our ability to expand our operations and adapt to rapidly changing technologies;
•	our ability to attract new customers, retain existing customers and increase revenues;
•	the impact of government and central bank regulations on our business;
•	litigation and legal liability;
•	systems interruptions or failures;
•	our ability to attract and retain qualified personnel;
•	consumer trends;
•	security breaches and illegal uses of our services;
•	competition;
•	reliance on third-party service providers;
•	enforcement of intellectual property rights;
•	seasonal fluctuations;
•	political, social and economic conditions in Latin America;
•	the expected timing and amount of MercadoLibre's share repurchases;
•	our long-term sustainability goals; and
•
the current and potential impact of COVID-19 on our net revenues, gross profit margins, operating margins and liquidity due to future disruptions in operations as well as the macroeconomic instability caused by the pandemic.

You should carefully consider the risks specified under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus supplement, the accompanying prospectus and the SEC filings incorporated by reference into the accompanying prospectus.
This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus contain, and any free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, the growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

USE OF PROCEEDS
All shares of common stock being offered pursuant to this prospectus supplement are being sold by the Company. The aggregate net proceeds to us from the sale of shares of our common stock will be the public offering price of the shares of common stock less underwriting discounts and commissions.
We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 30, 2021 on an actual basis and as adjusted to reflect the issuance and sale of the shares of our common stock offered hereby and the use of proceeds therefrom. The following table does not reflect debt that we incurred subsequent to September 30, 2021.
	September 30, 2021
	Actual	As adjusted
	(In thousands, except par value and share amounts)
Cash and cash equivalents(1)	$1,422,561	$2,972,561
Short and long-term investments	1,079,895	1,079,895
Loans payable and other financial liabilities, current portion	765,135	765,135
Loans payable and other financial liabilities, non-current portion	1,970,393	1,970,393
Total debt	2,735,528	2,735,528
Equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 49,458,958 shares issued and outstanding	49	50
Additional paid-in capital(1)	919,584	2,469,583
Treasury stock	(744,102)	(744,102)
Retained earnings	443,523	443,523
Accumulated other comprehensive income	(496,078)	(496,078)
Total equity	122,976	1,672,976
Total capitalization	2,858,504	4,408,504
(1)	The as adjusted Cash and cash equivalents and Additional paid-in capital do not reflect the amount of transaction costs to be netted from equity offering proceeds.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion describes material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock. This discussion deals only with shares of our common stock held as capital assets by investors who purchase shares of our common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of shares of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, brokers or dealers in securities, traders in securities electing to mark their securities to market for tax purposes, tax-exempt entities, regulated investment companies, persons that will hold more than 5% of our common stock, certain former citizens or residents of the United States, controlled foreign corporations or passive foreign investment companies, persons holding shares of our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), or that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as the estate and gift taxes, the alternative minimum tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of shares of our common stock in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our common stock. A “Non-U.S. Holder” means any beneficial owner of shares of our common stock that is not a U.S. Holder.
This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations promulgated thereunder, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.
Tax Consequences to U.S. Holders
Dividends. A distribution of cash or property with respect to our common stock, other than certain pro rata distributions of shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the shares of our common stock, and thereafter as a capital gain. Dividends received by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.
Sale, Exchange or Other Taxable Disposition of Common Stock. For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of shares of our common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the shares of our common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the shares that were sold. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to tax at reduced rates. The deductibility of capital losses may be subject to limitations.
Tax Consequences to Non-U.S. Holders
Dividends. A distribution of cash or property with respect to our common stock, other than certain pro rata distributions of shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the non-U.S. Holder’s investment, up to the non-U.S. Holder’s tax basis in the shares of our common stock, and thereafter as a capital gain subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Common Stock.”
Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, a withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to a Non-U.S. Holder, unless the Non-U.S. Holder has furnished a valid Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such payments and the withholding agent does not have actual knowledge or reason to know to the contrary.
If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in shares of our common stock.
Sale, Exchange or Other Taxable Disposition of Common Stock. Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock.
Foreign Account Tax Compliance Act
Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of common stock will generally be subject to a 30% U.S. withholding tax on dividends in respect of our common stock if the Non-U.S. Holder is not FATCA compliant, or holds its common stock through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Non-U.S. Holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of a particular intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. We will not pay any additional amounts to holders of our common stock in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules for their investment in our common stock.
Documentation that Non-U.S. Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Non-U.S. Holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in our common stock.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS with respect to payments of dividends and in connection with the sale or other disposition of shares of our common stock by certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such payments if they do not provide their taxpayer identification numbers to the applicable payor, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders in order to avoid the application of such information reporting requirements and backup withholding. Any amount paid as backup withholding will be allowed as a refund or credit against the beneficial owner’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as representatives, have severally agreed to purchase and the Company has agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC	473,684
J.P. Morgan Securities LLC	263,158
Goldman Sachs & Co. LLC	263,158
Total	1,000,000
The underwriters and the representatives are collectively referred to as the “underwriters.” The underwriters are offering the shares of common stock subject to their acceptance of the shares from the Company and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement, if any such shares are taken, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $15.00 per share under the public offering price. After the initial offering of the shares of common stock, the underwriters may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 150,000 additional shares of common stock from the Company to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date hereof to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase those shares in approximately the same proportions as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. Morgan Stanley & Co. LLC will act as sole stabilization agent in connection with this offering.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the Company, assuming no exercise and full exercise of the option granted to the underwriters to purchase additional shares.
	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$1,550.00	$ 1,550,000,000.00	$ 1,782,500,000.00
Underwriting discounts and commissions to be paid by the Company	$29.48	$29,480,000.00	$33,902,000.00
Proceeds, before expenses, to the Company	$1,520.52	$1,520,520,000.00	$1,748,598,000.00
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $975,200.

We and each of our executive officers and directors have entered into lock-up agreements with the underwriters under which they have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus:
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934) by them or any other securities so owned convertible into or exercisable or exchangeable for shares of our common stock or publicly announce the intention to do any of the foregoing;

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

•
participate in the filing of any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

The restrictions described in the immediately preceding paragraph do not apply to:
i.	the sale of shares of our common stock to the underwriters;
ii.
the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing;

iii.
transactions by an executive officer or director relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 is required or voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions;

iv.	transfers by an executive officer or director of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock as a bona fide gift;
v.	the filing by us of any registration statement on Form S-8 or a successor form;
vi.
the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the 90 day restricted period and (ii) to the extent a public announcement or filing under the Securities Exchange Act of 1934, if any, is required or voluntarily made by or on behalf of us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the 90 day restricted period;

vii.
the transfer or sale by a director or executive officer of our securities by operation of law, such as pursuant to a domestic relations order, pursuant to a will or in connection with a divorce settlement;

viii.
transfers by a director or executive officer of our securities to any immediate family member, trusts for the direct or indirect benefit of such director or executive officer or the immediate family members of such director or executive officer or any of their successors upon death; and

ix.	forfeitures of securities to us by a director or executive officer during the 90 day restricted period only to satisfy tax withholding requirements;
provided, that in the case of any transfer or distribution pursuant to clause (iv), (vii) or (viii) above, each donee, distribute or transferee shall agree to be bound by the lock-up restrictions, subject to the foregoing exceptions; and provided, further, that in the case of any transfer or distribution pursuant to clause (iv),

(vii) or (viii), no filing under Section 16(a) of the Securities Exchange Act of 1934 reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the 90 day restricted period (and any such filing relating to a transfer or distribution under clause (ix) shall briefly note the applicable circumstances that cause such clause to apply and explain that the filing relates solely to transfers or distributions falling within the category described in the relevant clause).
Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase shares in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.
A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which or to any person to whom such an offer or a solicitation is unlawful.
Brazil
The shares have not been, and will not be, registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. The shares may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The shares are not being offered into Brazil. Documents relating to the offering of the shares, as well as information contained therein, may not be supplied to the public in Brazil, nor be used in connection with any public offer for subscription or sale of the shares to the public in Brazil.
Canada
The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Chile
These securities are privately offered in Chile pursuant to the provisions of law 18,045, the securities market law of Chile, and norma de carácter general no. 336 (“rule 336”), dated June 27, 2012, issued by the Superintendencia de Valores y Seguros de Chile (“SVS”), the securities regulator of Chile, to resident qualified investors that are listed in rule 336 and further defined in rule 216 of June 12, 2008 issued by the SVS.
Pursuant to rule 336 the following information is provided in Chile to prospective resident investors in the offered securities:
1.	The initiation of the offer in Chile is November 15, 2021.
2.	The offer is subject to ncg 336 of june 27, 2012 issued by the Superintendencia de Valores y Seguros de Chile (Superintendency of Securities and Insurance of Chile).
3.	The offer refers to securities that are not registered in the registro de valores (securities registry) or the registro de valores extranjeros (foreign securities registry) of the SVS and therefore:
a.	the securities are not subject to the oversight of the SVS; and
b.	the issuer thereof is not subject to reporting obligation with respect to itself or the offered securities.
4.	the securities may not be publicly offered in Chile unless and until they are registered in the securities registry of the SVS.

European Economic Area
In relation to each member state of the European Economic Area (each, a “Member State”), no offer of any shares of our common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each Underwriter has represented, warranted and agreed that:
(1)
in relation to each Member State of the European Economic Area (each, a “Member State”), it has not made and will not make an offer to the public of any shares of our common stock which are the subject of the offer contemplated by the prospectus supplement as completed by the final terms in relation thereto, except that it is permitted to have made and may make an offer to the public in that Member State of any shares of our common stock under the following exemptions under the Prospectus Regulation:

(a)	by the Underwriters to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Regulation);
(b)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Securities shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
We, the representatives and our and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares of our common stock in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for us or the representatives to publish a prospectus for such offer.
For the purposes of this provision, the expression “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended) and includes any relevant implementing measure in each Member State.
The above selling restriction is in addition to any other selling restrictions set out in this section.

Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the SFO, of Hong Kong and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or the CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Singapore
Each underwriter has acknowledged that this prospectus supplement or the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(i)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;

(ii)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person who acquires the securities or securities-based derivatives contracts as principal pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(i)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(a)	to an institutional investor, or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the shares, the company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares, which are stocks or shares issued or proposed to be issued by a corporation or body unincorporate (other than a corporation or body unincorporate that is a collective investment scheme), are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Dubai International Financial Centre (the “DIFC”)
This document relates to an Exempt Offer in accordance with and as defined by the Markets Rules 2012 of the Dubai Financial Services Authority (DFSA). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
United Arab Emirates
The shares of our common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
United Kingdom
In relation to the United Kingdom (the “UK”) no offer of any shares of our common stock which are the subject of the offering has been, or will be made to the public in the UK, other than under the following exemptions under the UK Prospectus Regulation:
(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)
provided that no such offer of shares of our common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA, or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
This communication is only being distributed to and is only directed at:
(a)	persons who are outside the United Kingdom;
(b)	investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or
(c)
high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons falling within (a)-(c) together being referred to as “relevant persons”).

The common stock of our shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock of our shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Each Underwriter has represented, warranted, and agreed, and each further underwriter appointed under the program will be required to represent, warrant and agree, that:
(1)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000), as amended, or the FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us;

(2)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom;

(3)
in relation to the UK, it has not made and will not make an offer to the public of any shares of our common stock which are the subject of the offer contemplated by the prospectus supplement as completed by the final terms in relation thereto, except that it is permitted to have made and may make an offer to the public in the UK under the following exemptions under the UK Prospectus Regulation:

(a)	by the underwriters to fewer than 150, natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation); or
(b)	in any other circumstances falling within Section 86 of FSMA, provided that no such offer of shares of our common stock shall require us or any Underwriter to publish a prospectus pursuant to Section 85 of FSMA, or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS
The validity of the shares of common stock offered pursuant to this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
Our consolidated financial statements as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated by reference in this prospectus supplement, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
MercadoLibre, Inc.
Common Stock
We may offer and sell from time to time shares of our common stock, par value $0.001 per share, in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement.
This prospectus describes the general manner in which the shares of our common stock may be offered and sold. The specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the related prospectus supplement, together with the documents we incorporate by reference, before you invest. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus. This prospectus may not be used to sell our common stock unless accompanied by a prospectus supplement.
We may offer and sell our common stock through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how the shares may be offered and sold in the section entitled “Plan of Distribution” beginning on page 11. The prospectus supplement for each offering of our common stock will describe in detail the plan of distribution for that offering.
Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “MELI”. The last reported sale price of our common stock on the NASDAQ on March 8, 2019 was $449.59 per share.
Investing in our common stock involves risks. Please read carefully the section entitled “Risk Factors” on page 6 of this prospectus, the “Supplemental Risk Factors” section, if any, contained in the applicable prospectus supplement and the other information included in and incorporated by reference in this prospectus and the applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 11, 2019

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, using an automatic shelf registration process. Because we used a shelf registration statement, we may, from time to time, sell common stock in one or more offerings. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any free writing prospectus related to the common stock that is prepared by us or on our behalf or that is otherwise authorized by us, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
References in this prospectus to “we,” “us,” “our,” or “the Company” are to MercadoLibre, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are available to the public at the SEC’s website at http://www.sec.gov and at our investor relations website, investor.mercadolibre.com.
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s website.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede it. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference in this prospectus the following information:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019.
We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including any information “furnished” under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than “filed”, which information is not incorporated by reference herein) prior to the termination of the offerings under this prospectus and any prospectus supplement.
Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement, if applicable, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Each person, including any beneficial owner, to whom a prospectus is delivered, may obtain a copy of any of the information that has been incorporated by reference in this prospectus, without charge, by written or oral request directed to:
MercadoLibre, Inc.
Attention: Investor Relations
Arias 3751, 7th Floor
Buenos Aires, Argentina, C1430CRG
(+5411) 4640-8000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AND MARKET DATA
Any statements made or implied in this prospectus, in any prospectus supplement or in the documents incorporated by reference in this prospectus or any prospectus supplement, that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be evaluated as such. The words “anticipate”, “believe”, “expect”, “intend”, “plan”, “estimate”, “target”, “project”, “should”, “may”, “could”, “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate and their possible impact on our business, the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:
•	our expectations regarding the continued growth of e-commerce and Internet usage in Latin America;
•	our ability to expand our operations and adapt to rapidly changing technologies;
•	our ability to attract new customers, retain existing customers and increase revenues;
•	the impact of government and central bank and other regulations on our business;
•	litigation and legal liability;
•	systems interruptions or failures;
•	our ability to attract and retain qualified personnel;
•	consumer trends;
•	security breaches and illegal uses of our services;
•	competition;
•	reliance on third-party service providers;
•	enforcement of intellectual property rights;
•	seasonal fluctuations; and
•	political, social and economic conditions in Latin America.
You should carefully consider the risks specified under the caption “Risk Factors” in any prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.
We caution you that the foregoing list may not contain all of the forward looking statements made in this prospectus, any accompanying prospectus supplement and the SEC filings incorporated by reference into this prospectus and any accompanying prospectus supplement.
This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus and the documents incorporated and deemed to be incorporated by reference herein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” contained in this prospectus and the documents incorporated by reference herein, before making an investment decision.
MercadoLibre, Inc. (together with its subsidiaries “us”, “we”, “our” or the “Company”) is the largest online commerce ecosystem in Latin America based on unique visitors and page views.
Our platform is designed to provide users with a complete portfolio of services to facilitate commercial transactions. We are a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on number of unique visitors and page views. We also operate online commerce platforms in the Dominican Republic, Honduras, Nicaragua, Salvador, Panama, Bolivia, Guatemala and Paraguay.
Through our platform, we provide buyers and sellers with a robust environment that fosters the development of a large e-commerce community in Latin America, a region with a population of over 644 million people and with one of the fastest-growing Internet penetration rates in the world. We believe that we offer technological and commercial solutions that address the distinctive cultural and geographic challenges of operating an online commerce platform in Latin America.
We offer our users an ecosystem of six integrated e-commerce services: the MercadoLibre Marketplace, the MercadoLibre FinTech Solution, the MercadoEnvios logistics service, the MercadoLibre Classifieds service, the MercadoLibre advertising solution and the MercadoShops online webstores solution.
The MercadoLibre Marketplace is a fully-automated, topically-arranged and user-friendly online commerce platform, which can be accessed through our website and mobile app. This platform enables both businesses and individuals to list merchandise and conduct sales and purchases online in a fixed-price format.
MercadoPago is our FinTech solution, designed to facilitate transactions both on and off our marketplaces by providing a mechanism that allows our users to securely, easily and promptly send and receive payments online. Away from our marketplaces, MercadoPago allows merchants to process payments on their websites and mobile apps as well as in their stores through QR and MPOS devices. It also enables users to transfer money in a simple way to each other. Through MercadoFondo, our users are able to invest the stored balance in their MercadoPago accounts at competitive rates and in a simple way. MercadoCredito, our lending solution, allows us to finance merchants’ working capital needs and consumers’ purchases.
Through our MercadoEnvios logistics solution, we offer sellers on our platform technological and operational integration with third party carriers and other logistics service providers, as well as fulfillment and warehousing services. Sellers using our the solution are able to offer a uniform and seamlessly integrated shipping experience to their buyers at competitive prices.
Through our MercadoLibre Classifieds, our online classifieds listing service, our users can also list and purchase motor vehicles, real estate and services in all countries in which we operate. Classifieds listings differ from Marketplace listings as they only charge optional placement fees and never final value fees. Our classifieds pages are also a major source of traffic to our website, benefitting both the Enhanced Marketplace and non-Marketplace businesses.
Our MercadoLibre advertising platform enables businesses to promote their products and services on the Internet. Through this platform, MercadoLibre’s sellers and large advertisers are able to display ads on our webpages.
Additionally, through MercadoShops, our online store solution, users can set-up, manage and promote their own online stores. These stores are hosted by MercadoLibre and offer integration with the rest of the ecosystem, namely our marketplaces and payment services. Users can select between a free model and a subscription-based model for enhanced functionalities and value added services on their store.
MercadoLibre also develops and sells enterprise software solutions to e-commerce business clients in Brazil.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Where You Can Find More Information”. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected, which could cause the trading price of our common stock to decline, and you could lose all or a part of your investment in our common stock.

USE OF PROCEEDS
Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the common stock offered hereby for general corporate purposes.

DESCRIPTION OF OUR CAPITAL STOCK
The following summary of some of the terms of our capital stock is subject to and qualified in its entirety by reference to Delaware law, our amended and restated certificate of incorporation and by-laws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.
General matters
Our authorized capital stock consists of (1) 110,000,000 shares of common stock, par value $0.001 per share, and (2) 40,000,000 shares of preferred stock, par value $0.001 per share.
All of our existing stock is validly issued, fully paid and non-assessable. The discussion set forth below describes the most important terms of our capital stock, our amended and restated certificate of incorporation and our by-laws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation and by-laws and the registration rights agreement referred to below, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation law.
Common stock
Set forth below is a brief discussion of the principal terms of our common stock.
Dividend rights
Holders of our common stock are entitled to receive dividends ratably, if as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose. The board of directors may, in its sole discretion, increase or decrease the amount of the quarterly dividend per share, change the frequency with which the dividend is paid or eliminate or reinstate the dividend.
As of January 1, 2018, our board of directors declared the suspension of the payment of dividends to shareholders and we currently do not pay a quarterly dividend on shares of our common stock. All dividends are declared at the discretion of our board of directors and depend on our earnings, our financial condition and other factors as our board of directors, in its sole discretion, may deem relevant from time to time.
Voting rights
Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case any shares of stock above such 20% do not have voting rights. The holders of common stock do not have cumulative voting rights in the election of directors.
Preemptive or similar rights
Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.
Right to receive liquidation distributions
Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Conversion rights
Our common stock has no conversion rights.
NASDAQ listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “MELI.”

Preferred stock
Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. We have no shares of preferred stock outstanding.
Anti-takeover effects of the Delaware general corporation law and our amended and restated certificate of incorporation and by-laws
Our amended and restated certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors, including:
Advance notice procedures
Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
No cumulative voting
The General Corporation Law of the State of Delaware, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation expressly provides that no stockholder shall be entitled to cumulate votes in the election of directors.
No stockholder action by written consent
The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation precludes stockholder action by written consent.
Business combinations under Delaware law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-traded Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless certain conditions are met.
Authorized but unissued shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Ability to adopt a stockholder rights plan
Our amended and restated certificate of incorporation provides our board of directors the authority to adopt a stockholder rights plan, which, if adopted, could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Classified board of directors
Our board of directors is classified in three classes, with each class elected every year for a term of three years. This would delay the ability of a majority stockholder to gain majority representation in our board of directors.
Removal of directors
Our stockholders may not remove directors other than for cause, which consists of a declaration of unsound mind by an order of a court of competent jurisdiction, conviction of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or declaration of liability by a court of competent jurisdiction for gross negligence or willful misconduct in the performance of such director’s fiduciary duties. If cause exists, a vote of two-thirds of our stockholders is required for such director’s removal.
Amendment to our amended and restated certificate of incorporation and by-laws
Our amended and restated certificate of incorporation and by-laws provide that the anti-takeover provisions therein can only be amended or repealed with a vote of two-thirds of our stockholders. This would make any majority stockholder that does not have a two-thirds majority unable to amend any takeover protections in our amended and restated certificate of incorporation or by-laws and therefore preclude such stockholder from exercising control over our management.
Voting limitations
Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case our board of directors may declare that any shares of stock above such 20% do not have voting rights.
Transfer agent and registrar
Computershare serves as the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION
We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. (As used under this caption “Plan of Distribution”, the term “securities” means the common stock offered by this prospectus and any applicable prospectus supplement, unless otherwise expressly stated or the context otherwise requires). The securities may be distributed from time to time in one or more transactions, each of which will be described in the applicable prospectus supplement and which may include transactions:
•	at a fixed price or prices, which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.
Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including (i) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the securities; (iii) any options under which underwriters may purchase additional securities from us; (iv) any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (v) terms and conditions of the offering; and (vi) any discounts, commissions or concessions allowed or reallowed or paid to dealers.
Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.
If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.
Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be disclosed in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.
To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option, if any, to purchase additional securities from us. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. None of the persons participating in any such offering will be obligated to engage in these transactions and these transactions, if commenced, may be discontinued at any time.
If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.
EXPERTS
Our consolidated financial statements as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated by reference in this prospectus, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.